UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 9, 2017

SENTIO HEALTHCARE PROPERTIES, INC.

 (Exact name of registrant as specified in its charter)

Maryland	000-53969	20-5721212
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

189 South Orange Ave, Suite 1700

Orlando, FL 32801

(Address of principal executive offices)

407- 999-7679

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions.

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

Amendments to Transition to Internal Management Agreement

On February 9, 2017, Sentio Healthcare Properties, Inc. (the “Company,” “we” or “us”), Sentio Healthcare Properties OP, L.P. (our “Operating Partnership”), Sentinel RE Investment Holdings, LP, an affiliate of Kohlberg Kravis Roberts & Co. (the “Investor”) and our advisor, Sentio Investments, LLC (the “Advisor”) entered Amendment No. 4 to the Transition to Internal Management Agreement (the “Amendment”).

The Amendment extends the deadline by which the Company must complete a transition to an internal management structure to February 11, 2019 and provides for renewals of the advisory agreement between the Company and the Advisor (the “Advisory Agreement”) until February 11, 2019, subject to compliance with the Company’s charter and the Advisory Agreement. The Amendment also establishes limits on the amount of fees payable under the Advisory Agreement during the additional periods of external management similar to the limits on fees payable established for prior periods pursuant to Amendment No. 3 to the Transition to Internal Management Agreement.

Specifically, notwithstanding the provisions of the Advisory Agreement, acquisition fees, financing coordination fees, asset management fees, property management and leasing fees, and disposition fees payable under the Advisory Agreement will be limited to (1) $3.2 million plus an excess amount of $3.6 million (the “Excess Amount”) during the period from February 11, 2017 through February 10, 2018, and (2) $3.2 million plus any remaining portion of the Excess Amount during the period from February 11, 2018 through February 10, 2019. The maximum aggregate amount of such fees payable to the Advisor during these periods under the caps will be $10.0 million (the “Maximum Fee Amount”).

Notwithstanding the fee caps, upon an internalization or a Liquidation Event (as defined in the Investor Rights Agreement between the parties entered on February 10, 2013), then pursuant to the Amendment, the Advisor will receive a fee in an amount that is the lesser of (i) $3.0 million, and (ii) the remaining portion of the Maximum Fee Amount, if any, not previously paid to the Advisor.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENTIO HEALTHCARE PROPERTIES, INC.

Dated: February 14, 2017	By:	/s/ Spencer Smith
Spencer Smith
Chief Financial Officer